Exhibit 4.01







             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED







                          DEBENTURE PURCHASE AGREEMENT




                         Dated as of September 15, 1988






                                   $25,000,000



                  10.00% Senior Debentures due October 1, 2003

                                TABLE OF CONTENTS


                                                                      Page No.

1.  ISSUANCE OF DEBENTURES
    1.1  Authorization                                                   1
    1.2.  Purchase and Sale of Debentures; the Closing                   1

2.  REPRESENTATIONS OF THE COMPANY
    2.1.   Organization and Authority of the Company                     2
    2.2.   Business, Properties and Other Information
             Regarding the Company
    2.3.   Incorporation, Good Standing and Ownership of
             Shares of Subsidiaries                                      3
    2.4.   Financial Statements                                          4
    2.5.   Compliance with Laws, Other Instruments of the Company, Etc.  5
    2.6.   Litigation; Observance of Statutes, Regulations and Orders    5
    2.7.   Governmental Authorizations, Etc.                             6
    2.8.   Taxes                                                         6
    2.9.   Title to Properties; Leasehold Interest                       7
    2.10.  Franchise, Etc.                                               7
    2.11.  Compliance with ERISA                                         7
    2.12.  Private Offering by the Company                               8
    2.13.  Solvency                                                      8
    2.14.  Use of Proceeds; Margin Regulations                           8
    2.15.  Existing Debt                                                 9
    2.16.  Holding Company Act Status                                    9
    2.17.  Investment Company Act                                        9
    2.18.  Other Agreements                                              9

3.  REPRESENTATIONS OF THE PURCHASER                                    10
       3.1.  Purchase of Debentures                                     10
       3.2.  Source of Funds                                            10

4.  CONDITIONS OF CLOSING                                               10
       4.1.  Proceedings Satisfactory                                   10
       4.2.  Representations True, Etc.; Officer's Certificate          10
       4.3.  Opinion of Special Counsel                                 11

                                      -ii-
                                                                       Page No.
     4.4.       Opinion of Counsel for the Company                       13
     4.5.       Opinion of North Carolina Special
                  Counsel for the Purchaser                              15
     4.6.       Legality                                                 15
     4.7.       Other Purchasers                                         15

  5. FINANCIAL STATEMENTS AND INFORMATION                                15
  6. INSPECTION                                                          18
  7. PREPAYMENT OF THE DEBENTURES, ETC.                                  19
     7.1.        Mandatory Prepayments of Debentures                     19
     7.2.        Optional Prepayments of Debentures                      19
     7.3.        Notice of Optional Prepayment                           20
     7.4.        Allocation of Prepayments                               20
     7.5.        Surrender of Debentures; Notation Thereon               20
     7.6.        Purchase of Debentures                                  21
8.  COVENANTS                                                            21
    8.1.  To Keep Books                                                  21
    8.2.  Payment of Taxes; Corporate Existence;
                  Maintenance of Properties;
                 Compliance with Laws                                    21
    8.3.         Insurance                                               22
    8.4.         Limitation on Debt                                      23
    8.5.         Limitation on Liens.                                    25
    8.6.         Restricted Payments                                     28
    8.7.         Consolidation, Merger or Disposition
                   of Assets                                             29
    8.8.         Transactions with Affiliates                            30

9.  DEFINITIONS                                                          30
    9.1.  Certain Definitions                                            30
     9.2.  Accounting Terms                                              36
10.  EVENTS OF DEFAULT; REMEDIES                                         36
     10.1            Events of Default Defined; Acceleration
                  of Maturity                                            36
    10.2.        Suits for Enforcement.                                  39
    10.3.        Remedies Cumulative                                     39
    10.4.        Remedies Not Waived                                     40
      11.  REGISTRATION, TRANSFER AND EXCHANGE OF DEBENTURES             40
      12.  LOST, ETC., DEBENTURES                                        40

Page No.
   13.      AMENDMENT AND WAIVER                                        41
   14.      HOME OFFICE PAYMENT                                         41
   15.      LIABILITIES OF THE PURCHASER                                42
   16.      TAXES                                                       42
   17.      MISCELLANEOUS                                               42
             17.1.    Expenses                                          42
             17.2.    Reliance on and Survival of  Representations      43
             17.3.    Successors and Assigns; Rights of Certain
                      Institutional Holders of Debentures               43
             17.4.    Communications                                    44
             17.5.    Governing Law                                     44
             17.6.    Counterparts                                      44
           17.7.      No Oral Change                                    44

SCHEDULE I     -     Series and Principal Amounts of Debenture
                                   to be Purchased

SCHEDULE I-A -    Name and Address of the Purchasers

EXHIBIT A         -   Form of 10.00% Senior Debenture
                                 due October 1, 2003

EXHIBIT B          -  Subsidiaries

EXHIBIT C          - Debt

             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED
                           400 Cox Road, P.O. Box 1398
                       Gastonia, North Carolina 28053-1398


                          DEBENTURE PURCHASE AGREEMENT


                                                    As of September 15, 1988



To the Purchaser Whose Name Appears in the Acceptance Form at the End Hereof


Ladies and Gentlemen:

                PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a North Carolina corporation (the "company and as further defined in 9), hereby agrees with you as follows:
                   1      ISSUANCE OF DEBENTURES.

                  1.1. Authorization. The Company has duly authorized an issue of its 10.00% Senior Debentures due October 1, 2003 (the "Debentures", which term, as used herein, shall include all Debentures originally issued pursuant to this Agreement and the other agreements referred to in 2.18 and all Debentures delivered in substitution or exchange for any of said Debentures, or in subsequent substitutions or exchanges, pursuant to this Agreement and said other agreements and, where applicable, shall include the singular number as well as the plural), in an aggregate principal amount of $25,000,000. The Debentures will mature, will bear interest and will otherwise be substantially in the form annexed hereto as Exhibit A.

                1.2. Purchase and Sale of Debentures: the Closing. Subject to the terms of this Agreement, the Company agrees to sell to you and you agree to purchase from the Company Debentures in the aggregate principal amount set forth opposite your name in Schedule I hereto, at a purchase price of 100% of the principal amount thereof.

                The closing for the sale and purchase of the Debentures shall be held at the office of Milbank, Tweed, Hadley & McClpy, 1 Chase Manhattan Plaza, New York, NY 10005, at 11:00 AM, New York City time, on September 30, 1988 or such other date as shall be mutually satisfactory to the Company, you and the other purchasers listed in Schedule I hereto

 (the "Closing Date"). On the Closing Date the Company will deliver to you one or more Debentures, each registered in your name or the name of your nominee, in any denominations (multiples of $100,000), and in the aggregate principal amount of such Debentures to be purchased by you, all as you may specify by timely notice to the Company (or, in the absence of such notice, one Debenture registered in your name), duly executed and dated the Closing Date, against your delivery to the Company of immediately available funds in the amount of such purchase price.

                2. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to you as follows:

                  2.1. Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has full power and authority to bwn or hold under lease the property it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Debentures and to perform its obligations hereunder and thereunder. The Company is not, and neither the character of the properties owned or held under lease by it or the nature of the business transacted by it requires it to be, qualified as a foreign corporation in any jurisdiction.

               2.2. Business,  Properties  and Other  Information  Regarding the
                    Company. The Company is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended, and has delivered to you copies of

               A. Its Annual Report on Form 10-K for its fiscal year ended September 30, 1987, filed pursuant to Section 13(a) of said Act;

                  B. Its Quarterly Report on Form 1O-Q for its fiscal quarter ended June 30, 1988, filed pursuant to Section 13(a) of said Act; and

               C. The Proxy Statement for its annual meeting of stockholders on January 29, 1988, filed pursuant to Section 14 of said Act.

Said reports and proxy statement together with all regular and periodic reports and proxy statements required to be filed by the Company with the SEC pursuant to said Act since

June 30, 1988 and are herein collectively called the "SEC REPORTS", which term shall also include on the Closing Date all further reports and proxy statements which the Company may theretofore have furnished pursuant to SE.

                The Company also delivered to you a copy of an information memorandum (the "Memorandum") prepared by Dillon, Read & Co. Inc. and relating to the transactions contemplated hereby. The Memorandum and the SEC Reports, taken together, briefly and correctly describe the business, operations and principal properties of the Company and its Subsidiaries.

                  As of their respective dates neither any of the SEC Reports, nor this Agreement, the Memorandum or any other document, certificate or written statement furnished to you by the Company or on its behalf by Dillon, Read & Co. Inc. in connection with the transactions contemplated hereby contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein not misleading. Since the date of the Quarterly Report on Form 1O-Q referred to in the foregoing Subsection B, there have been no material changes in the business, operations or principal properties of the Company or of the Company and its Subsidiaries taken as a whole, other than changes referred to in subsequent SEC Reports which have not either individually or in the aggregate materially affected adversely its business, operations or properties. The Company does not know of any fact (other than matters of a general economic nature) which materially affects adversely or, so far as the Company can now reasonably foresee, will materially affect adversely (i) the business, operations or properties of the Company or of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement and the Debentures.

                2.3. Incorporation. Good Standing and Ownership of Shares of Subsidiaries. Exhibit B hereto contains a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its incorporation, the jurisdictions wherein it is qualified to do business as a foreign corporation, and the percentage of shares of each class outstanding owned by the Company and each other Subsidiary.

All of the outstanding shares of each of said Subsidiaries shown in Exhibit B as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries free and clear of any Lien. No Subsidiary owns any shares of the Company.

                Each of said Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full power and authority to own or hold under lease the property it purports to own or hold under lease and to transact the business it transacts and proposes to transact. Each of said Subsidiaries is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure so to qualify might materially adversely affect the business, operations, properties or condition (financial or other) of the Company, or of the Company and its Subsidiaries taken as a whole.

                2.4. Financial Statements. The Company has delivered to you copies of consolidated balance sheets and statements of capitalization of the Company and its Subsidiary or Subsidiaries, as the case may be, as of the last day of each of the fiscal years ended December 31, 1983 through December 31, 1985 and September 30, 1986 through September 30, 1987, inclusive, and the related consolidated statements of income, retained earnings and sources of funds used for construction of the Company and its Subsidiary or Subsidiaries, as the case may be, for each of said fiscal years, all with reports thereon by Arthur Andersen & Co., independent public accountants.

All the above-mentioned financial statements (including in each case the related schedules and notes) are correct and complete and fairly present the consolidated financial position of the Company and its Subsidiary or
Subsidiaries, as the case may be, as of the respective dates of said balance sheets and the consolidated results of their operations for the respective periods covered by said statements of income, retained earnings and sources of funds used for construction and have been prepared in accordance with GAAP consistently applied by the Company and its Sub-. Subsidiaries throughout the periods involved except as set forth in the notes thereto. There are no material liabilities, contingent or otherwise, of the Company or any Subsidiary as of September 30, 1987 not reflected in said consolidated balance sheet as of said date. Since September 30, 1987 there have been no changes (whether or not covered by insurance) in the assets, liabilities or financial position of the Company or of the Company and its Subsidiaries from that set forth in said consolidated balance sheet as of said date, other than changes in the ordinary course of business and changes described in subsequent SEC Reports (none of which changes, either individually or in the aggregate, has been materially adverse).

                2.5. Compliance with Laws Other Instruments of the Company. Etc. The consummation of the transactions contemplated by this Agreement and the performance of the terms and provisions of this Agreement and the Debentures will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, bank loan or credit agreement, corporate charter, by-law or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Body applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Body applicable to the Company or any Subsidiary.

                  As used in this Agreement, the term "Governmental Body includes any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and the term "order" includes any order, writ, injunction, decree, judgment, award, determination, direction or demand.

                  2.6. Litigation: Observance of Statutes. Regulations and Orders. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or of any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Body (except actions, suits or proceedings of the character normally incident to the kind of business conducted by the Company or such Subsidiary which in the aggregate, if adversely determined, would not materially affect adversely the business, operations or properties of the Company, or of the Company and its Subsidiaries taken as a whole, or the ability of the Company to perform its obligations under this Agreement and the Debentures).

                  Neither the Company nor any Subsidiary is in default under any Order of any court, arbitrator or Governmental Body; and neither the Company nor any Subsidiary is subject to or a party to any Order of any court or Governmental Body arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters. Neither the Company nor any Subsidiary is in violation of any statute or other rule or regulation of any Governmental Body, including, without limitation, laws and regulations relating to environmental requirements (such as requirements in respect of air, water and noise pollution) and to employment practices (such as practices in respect to discrimination, health and safety), the violation of which might materially affect adversely the business, operations or properties of the Company, or of the Company and its Subsidiaries taken as a whole, or the ability of the Company to perform its obligations under this Agreement and the Debentures.

                2.7. Governmental Authorizations. Etc Except for an appropriate order of the North Carolina Utilities Commission (the "Commission Order"), no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Body (as such term is defined in 2.5) is required for the validity of the execution and delivery or for the performance by the Company of this Agreement or the Debentures.

                  2.8. Taxes. The Company and its Subsidiaries have filed all tax returns which are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate. The Company does not know of any proposed material tax assessment against the Company or any Subsidiary, and in the opinion of the Company all tax liabilities are adequately provided for on the books of the Company and its Subsidiaries. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1984.

                2.9. Title to Properties Leasehold Interests. The Company and each Subsidiary has good and marketable title in fee simple to such of its fixed assets as are real property, and good and valid title to the other assets necessary for the conduct of its business as now being carried on and proposed to be carried on, subject to no Lien, except as permitted by 8.5. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they operate, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting the incurrence of liabilities by the lessee, or any unusual or burdensome provision which materially affects adversely or in the future may (so far as the Company can now reasonably foresee) materially affect adversely the operations of the Company or any Subsidiary under such lease.

                2.10. Franchises. Etc. The Company and its Subsidiaries possess all valid certificates of convenience and necessity, operating rights, licenses, permits, franchises, authorizations, Orders of Governmental Bodies, rights-of-way, easements, patents, copyrights, trademarks and trade names, or rights thereto, free from burdensome restrictions, required to conduct their respective businesses substantially as now conducted and as currently proposed to be conducted, without any known conflict with the rights of others

                2.11. Compliance with ERISA. No employee benefit plan established or maintained by the Company or by any Subsidiary or to which either the Company or any Subsidiary has made contributions, which is subject to Part 3 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Internal Revenue Code of 1986 (the "Code"), had an accumulated funding deficiency (as such term is defined in
Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such plan heretofore ended and the assets of each such plan are sufficient to provide all benefit commitments thereof as contemplated under Section 4041(a) of ERISA. No liability to the Pension Benefit Guaranty Corporation (other than required insurance premiums, all of which have been paid) has been incurred with respect to any such plan and there has not been any reportable event within the meaning of ERISA and the regulations promulgated thereunder, or any other event or condition, which presents a material risk of termination of any such plan by the Pension Benefit Guaranty Corporation. Neither any such plan nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any such plan, trust, trustee or administrator or the Company or any Subsidiary to any tax or penalty on prohibited transactions imposed under said Section 4975 or ERISA. No material liability has been incurred with respect to any multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, as a result of the complete or partial withdrawal by the Company or any of its Subsidiaries from such a multiemployer plan under Section 4201 or 4204 of ERISA; nor has the Company or any such Subsidiary been notified by any such multiemployer plan that such multiemployer plan is in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such multiemployer plan intends to terminate or has been terminated under Section 4041A of ERISA.

                2.12. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Debentures or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the other purchasers named in Schedule I hereto and not more than 12 other institutional investors. Neither the Company nor anyone acting on its behalf has taken, or will take, any action which would subject the issuance or sale of the Debentures to Section 5 of the Securities Act of 1933, as amended.

                2.13. Solvency. The Company is, and upon giving effect to the issuance of the Debentures on the Closing Date will be, a "solvent institution", as said term is used in Section 1405(c) of the New York Insurance Law, whose "obligations are not in default as to principal or interest", as said terms are used in said Section 1405(c).

                2.14. Use of Proceeds: Margin Regulations. The Company will apply the proceeds of the sale of the Debentures in part to repay short term bank loans incurred to finance the Company's ongoing construction program, and in part to finance such program directly. No part of the proceeds from the sale of the Debentures will be used, and no part of the proceeds of such short term loans was used1 directly or indirectly, for the purpose of buying or carrying any "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Such margin stock constitutes less than 25% of the assets of the Company and its Subsidiaries, and the Company covenants and agrees that such margin stock will not at any time hereafter prior to the payment in full of the Debentures constitute 25% or more of the assets of the Company and its Subsidiaries.

                  2.15. Existing Debt. Annexed hereto as Exhibit C is a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of August 31, 1988, showing as to each item of such Debt the principal amount outstanding and a brief description of any security therefor. With respect to each item of Debt listed in Exhibit C, prior to the Closing Date the Company shall have delivered to your special counsel named in 4.3 a true and complete copy of each instrument evidencing such Debt or pursuant to which such Debt was issued or secured (including each amendment, consent, waiver or similar instrument in respect thereof), as the same is in effect on the date of this Agreement. Neither the Company nor any Subsidiary is in default in the performance or observance of any of the terms, covenants or conditions contained in any instrument evidencing Debt listed in Exhibit C or pursuant to which such Debt was issued or secured and no event has occurred and is continuing which, with notice or lapse of time or both, would constitute such a default.

                2.16. Holding Company Act Status. The Company is not a "holding company" or a "subsidiary company" or an "affiliate' of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                2.17. Investment Company Act. The Company is not an investment company or a person directly or indirectly controlled by or acting on behalf of an investment company within the meaning of the Investment Company Act of 1940, as amended.

                  2.18. Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into other agreements identical in all respects with this Agreement (except for the respective principal amounts of the Debentures to be purchased) with the other purchasers named in Schedule I hereto. The aggregate principal amount of Debentures to be purchased by you and said other purchasers is $25,000,000 but the purchases by you and said other purchasers are to be separate and several transactions.

                  3. REPRESENTATIONS OF THE PURCHASER. You represent to the Company as follows:

                  3.1. Purchase of Debentures. On the Closing Date you will purchase the Debentures to be purchased by you for your own general account, for investment and not with a view to the distribution or resale of such Debentures, subject, however, to any requirement of law that the disposition of your property be at all times within your control.

                  3.2. Source of Funds. No part of your purchase hereunder will be made out of the assets of any separate account maintained by you in which any employee benefit plan has an interest. As used herein, the terms "separate account" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.

                  4. CONDITIONS OF CLOSING. Your obligation to purchase and pay for the Debentures to be purchased by you hereunder shall be subject to the conditions hereinafter set forth:

                  4.1. Proceedings Satisfactory. All proceedings taken in connection with the issue of the Debentures and the consummation of the transactions contemplated hereby and all documents and papers relating thereto shall be satisfactory to you and your special counsel, and you and your special counsel shall have received copies of such documents and papers (including, without limitation, officially certified copies of the Commission Order), all in form and substance satisfactory to you and your special counsel, as you or they may reasonably request in connection therewith.

                  4.2. Representations True, Etc. Officer's Certificate. All representations and warranties of the Company contained in 2 shall (except as affected by the. transactions hereby contemplated) be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; the Company shall have performed all agreements on its part required to be performed under this Agreement on or prior to the Closing Date; no Default or Event of Default shall have occurred and be continuing; the Company shall not have taken any action which would have been prohibited by 8.4; the Company shall not have taken any action which would have been prohibited by 8.6; the Company shall not have consolidated with, merged into, or sold, leased, transferred or otherwise disposed of all or substantially all of its assets to any Person (whether or not the same would have been permitted by 8.7); the Commission Order shall have been obtained and shall be in full force and effect and valid and sufficient to permit the issuance, sale and delivery of the Debentures and the performance of the terms of this Agreement and the Debentures; all terms and conditions, if any, contained in the Commission Order required to be satisfied on or prior to the Closing Date shall have been duly satisfied; no suit, action or proceeding shall be pending or, to the knowledge of the Company, threatened in respect of the Commission Order in which an appeal therefrom or review thereof is being sought; the Company shall have no intention to appeal from the Commission Order or seek review thereof; there shall have been no amendment or revocation of the Commission Order; there shall have been no stay or suspension of the Commission Order by any court having jurisdiction with respect thereto; and you shall have received a certificate signed by the President or an Executive Vice President of the Company, dated the Closing Date, to the effect that the facts required to exist by this Section exist on the Closing Date.

                  4.3. Opinion of Special Counsel. You shall have received from Milbank, Tweed, Hadley & McCloy, who are acting as your special counsel in connection with this transaction, an opinion, dated the Closing Date, in form and substance satisfactory to you, as to:

                  A. the valid existence and good standing of the Company under the laws of the State of North Carolina, and the corporate power of the Company to own or hold under lease the property it purports to own or hold under lease and to transact the business it transacts as described in the SEC Reports, to execute and deliver this Agreement and the Debentures and to perform the provisions hereof and of the Debentures;

                  B. the due authorization, execution and delivery by the Company of this Agreement, and the legality, validity, binding effect and enforceability hereof against the Company in accordance with its terms;

                C.  the  due  authorization,   execution  and  delivery  of  the
         Debentures being purchased by you on the Closing Date, and the legality, validity, binding effect and enforceability thereof against the Company in accordance with their terms;

        D. the due authorization by an appropriate order of the North Carolina Utilities Commission of the offer, issuance, sale and delivery of the Debentures as contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement; said order being in full force and effect; all terms and conditions, if any, contained in said order required to be satisfied on or prior to the Closing Date having been duly satisfied and performed; no suit, action or proceeding being, to the knowledge of such counsel, pending or threatened in which an appeal from said order or any review thereof is being sought; said order being final and not subject to appeal by any party other than the Company; said order not having been revoked or amended and any amendment or revocation of said order after the issuance, sale or delivery of the Debentures not invalidating the Debentures or altering, diminishing or voiding the obligations of the Company under this Agreement or the Debentures; there having been no stay or suspension of said order by any court having jurisdiction with respect thereto; and the absence or satisfaction of any other requirement for any consent, approval or authorization of, or registration, filing or declaration with, any federal, New York or North Carolina Governmental Body for the validity of the execution and delivery or for the performance by the Company of this Agreement or the Debentures;

        E. the exemption of the offer, issuance sale and delivery of the Debentures being purchased by you on the Closing Date from the registration requirements of the Securities Act of 1933, as amended, and the exemption from qualification of an indenture in respect of said Debentures under the Trust Indenture Act of 1939, as amended, under the circumstances contemplated by this Agreement;

        F. the consummation of the transactions hereby contemplated and the performance of the terms and covenants of this Agreement and the Debentures not resulting in any breach of, or constituting a default under, or resulting in the creation of any Lien in respect of any property of the Company under, the Company's corporate charter or by-laws;

        G. the opinions of counsel referred to in 4.4 and 4.5 being satisfactory in scope and form with respect to the matters respectively specified in said Sections and you and said special counsel being justified in relying thereon; and

               H. such other matters incident to the transactions contemplated hereby as you may reasonably request.

                  In rendering their opinion as to matters specified in this Section, said special counsel may rely on the opinion of Moore & Van Allen referred to in 4.4 and the opinion of Messrs. Womble Carlyle Sandridge & Rice referred to in 4.5 insofar as such matters are governed by the laws of the State of North Carolina.

                  Insofar as the opinion of any counsel with respect to any matter referred to in this Section or 4.4, 4.5 or 4.6 relates to the enforceability of any instrument, such opinion may be subject to the exception that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally.

                  4.4. Opinion of Counsel for the Company. You shall have received an opinion dated the Closing Date from Moore & Van Allen, counsel for the Company, in form and substance satisfactory to you, as to all matters specified in Subsections A through E, inclusive, of 4.3 and as to:

               A. the due organization of the Company under the laws of the State of North Carolina;

                  B. the due incorporation, valid existence and good standing of each Subsidiary under the laws of the jurisdiction of its incorporation, and the corporate power of each Subsidiary to own or hold under lease the property it purports to own or hold under lease and to transact the business which it on the Closing Date is transacting;

                  C. the due qualification and good standing of each Subsidiary as a foreign corporation in each jurisdiction wherein in the opinion of said counsel the failure so to qualify might materially adversely affect the business, operations, properties or condition (financial or other) of the Company, or of the Company and its Subsidiaries taken as a whole;

               D. the due authorization, valid issuance, full payment and nonassessability of all shares of each

Subsidiary outstanding on the Closing Date, and the good and valid title of the Company or one of its Subsidiaries on the Closing Date to all then outstanding shares of each such Subsidiary, and other securities, which it purports to own of each such Subsidiary, free and clear of any Lien;

        E. the consummation of the transactions hereby contemplated and the performance of the terms and covenants of this Agreement and the Debentures not resulting in any breach of, or constituting a default under, or resulting in the creation of any Lien in respect of any property of the Company or any Subsidiary under, the Company's or any Subsidiary's corporate charter or by-laws or under any indenture, mortgage, deed of trust, bank loan or credit agreement, or other agreement or instrument, of which such counsel (having made due inquiry with respect thereto) shall have knowledge, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound or affected;

        F. there being no actions, suits or proceedings pending or, to the knowledge of such counsel, threatened (or any basis therefor known to such counsel) against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Body (except actions, suits or proceedings of the character normally incident to the kind of business conducted by the Company or any Subsidiary which in the aggregate, if adversely determined, would not materially affect adversely the business, operations or properties of the Company or of the Company and its Subsidiaries taken as a whole);

        G. the Company having all such valid franchises, licenses, rights, rights-of-way, easements and permits, free from burdensome restrictions, as are necessary for the conduct of the business and operations which the Company conducts;

        H. the issuance and sale of the Debentures not involving a violation of Regulation a, Regulation T or Regulation X or any other rule or regulation of the Board of Governors of the Federal Reserve System pursuant to Section 7 of the Securities Exchange Act of 1934; and

               I. such other matters incident to the transactions contemplated hereby as you or your special counsel may reasonably request.

                  4.5. Opinion of North Carolina Special Counsel for the Purchaser. You shall have received an opinion dated the Closing Date from Messrs. Womble Carlyle Sandridge & Rice, your North Carolina special counsel, in form and substance satisfactory to you, as to the matters specified in Subsections A, B, C and D of 4.3 (in each case only insofar as such matters are governed by the laws of the State of North Carolina).

                  4.6. Legality. On the Closing Date, the Debentures to be purchased by you hereunder shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called basket provisions of such laws such as New York Insurance Law 1405(a)(8)), and you shall have received such certificate or other evidence as you may reasonably request as to compliance with this condition.

                  4.7. Other Purchasers. The other purchasers referred to in ss.2.18 shall have purchased and made payment for the aggregate principal amount of Debentures to be purchased by them pursuant to the other agreements referred to in. said Section.

                 5.  FINANCIAL STATEMENTS AND INFORMATION.  The
Company will furnish to you, so long as you shall be obligated to purchase or shall hold any of the Debentures, and to each other institutional holder of any of the Debentures, in duplicate:

                A. as soon as  available  and in any event  within 60 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, copies of a consolidated balance sheet and statement of capitalization of the Company and its Subsidiaries as of the end of such accounting period and of the related consolidated statements of income, retained earnings and sources of funds used for construction of the Company and its Subsidiaries for such accounting period and for the portion of the fiscal year ended with the last day of such quarterly accounting period, all in reasonable detail, prepared in accordance with GAAP (consistently applied except as set forth in the notes thereto) and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and all certified by the principal financial officer of the Company to present fairly the information contained therein, subject to year-end and audit adjustments;

               B. as soon as available and in any event within 90 days after the end of each fiscal year of the Company,

                (1) (a) copies of a consolidated balance sheet and statement of capitalization of the Company and its Subsidiaries as of the end of such fiscal year and of the related consolidated statements of income, retained earnings and sources of funds used for construction of the Company and its Subsidiaries for such fiscal year, all in reasonable detail prepared in accordance with GAAP (consistently applied except as set forth in the notes thereto) and stating in comparative form the respective consolidated figures as of the end of and for the previous fiscal year and all accompanied by a report thereon of Arthur Andersen & Co., or other independent public accountants of recognized national standing selected by the Company, and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and of the related consolidating statement of income of the Company and its Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP (consistently applied except as set forth in the notes thereto) and all certified by the principal financial officer of the Company to be correct and complete and to present fairly the information contained therein, and

                  (2) a written statement of the accountants referred to in clause (1) above stating that in making the examination necessary for their report on such financial statements they obtained no knowledge of any Default or Event of Default or, if such accountants shall have obtained knowledge of any Default or Event of Default, specifying the nature and status thereof,

        C. concurrently with the financial statements for each quarterly accounting period and for each fiscal year of the Company, furnished pursuant to Subsections A and B of this Section, a certificate of the President or an Executive Vice President of the Company containing computations demonstrating compliance during such accounting period or fiscal year, as the case may be, with 8.4 and 8.6, and stating that, based upon such examination or investigation and review of this Agreement as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no Default or Event of Default exists or to the knowledge of the Company has existed during such period or, if a Default or Event of Default shall exist or have existed, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

        D. promptly after the receipt thereof by the Company, copies of any reports as to material inadequacies in accounting controls submitted to the Company by independent accountants in connection with any audit of the Company or of any Subsidiary made by such accountants;

        E. promptly after receipt thereof by the Company, copies of each audit report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

        F. promptly after the same are available, copies of (1) all such proxy statements, financial statements and reports as the Company shall send or make available generally to any of its security holders or as any Subsidiary shall send or make available generally to any of its security holders (other than the Company or another Subsidiary), and copies of all regular and periodic reports and of all registration statements (other than on Form S-8 or a similar form) which the Company or any Subsidiary may file with the SEC or with any securities exchange, and (2) all annual financial reports filed by the Company or any Subsidiary with the North Carolina Utilities Commission or with the Federal Energy Regulatory Commission;

        G. immediately after becoming aware of the existence of a Default or Event of Default, a certificate of the Chairman of the Board, the President, Executive Vice President or a principal financial officer of the Company specifying the nature and period of existence thereof and what action the Company or a

     Subsidiary, as the case may be, is taking or proposes to take with respect thereto;

                H. immediately upon becoming aware that the holder of any evidence of indebtedness of the Company (including Bonds of any series outstanding under the Indenture) or the Trustee under the Indenture has given notice or taken any other action with respect to a claimed default, a written notice specifying the notice given or action taken by such holder or the Trustee and the nature of the claimed default and what action the Company is taking or proposes to take with respect thereto;

                I. immediately upon becoming aware of any condition or event which constitutes or, after notice or lapse of time or both, would constitute a default specified in Section 11.01 of Article Eleven of the Indenture, a written notice specifying the nature and period of existence thereof, and what action the Company has taken, is taking or proposes to take with respect thereto; and

                J. with reasonable promptness, such other information relating to the performance of the provisions of this Agreement and the Debentures and the business, affairs and financial condition of the Company and its Subsidiaries as you or any such holder may from time to time reasonably request.

                The Company will keep at its principal executive office a true copy of this Agreement (as at the time in effect), and cause the same to be available for inspection at said office during normal business hours by any holder of a Debenture or any prospective purchaser of a Debenture designated by the holder thereof.

                6. INSPECTION. So long as you shall be obligated to purchase, or you or any other institutional holder shall hold, any of the Debentures, any officer, employee or agent designated in writing by you or such other holder shall have the right, at your or such holder expense, to visit and inspect, at reasonable times and intervals, any of the properties of the Company and of its Subsidiaries, to examine the books of account and records of the Company and of its Subsidiaries, to be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and of its Subsidiaries with, and to be advised as to the same by, its and their officers and employees, and its and their independent public accountants, all at such reasonable times and intervals as you or such other holder may desire. The Company will likewise afford you and such other holder the opportunity to obtain any information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of any of the representations and warranties made by the Company hereunder.

                7. PREPAYMENT OF THE DEBENTURES, ETC. The Debentures may not be purchased or prepaid prior to their final maturity except as provided in this Section.

                  7.1. Mandatory Prepayments of Debentures. On October 1, 1994 and on each October 1 thereafter to and including October 1, 2002 (so long as any of the Debentures shall be outstanding), the Company will prepay $2,500,000 aggregate principal amount of the Debentures (or, if less, the unpaid balance thereof). Each such prepayment under this Section shall be at the principal amount so to be prepaid, together with accrued interest thereon to the date of such prepayment, without prepayment charge, and allocated as provided in 7.4. No prepayment of less than all of the Debentures pursuant to 7.2 shall relieve the Company to any extent of its obligation to make the prepayments of principal on the Debentures required by this Section.

                  7.2. Optional Prepayments of Debentures. Upon notice given as provided in 7.3, the Company, at its option, may prepay the Debentures pursuant to either or both of the following Subsections:

                  A. on any date fixed for a mandatory prepayment of the Debentures pursuant to 7.1, the Company may prepay an additional aggregate principal amount of the Debentures up to the amount of such mandatory prepayment, or any lesser aggregate principal amount, not less than $1,000,000, constituting a multiple of $100,000, in each case at the principal amount so to be prepaid, together with interest accrued thereon to the date of such prepayment and without prepayment charge, which privilege shall be non-cumulative; provided, however, that the aggregate principal amount of the Debentures which may be prepaid in all prepayments pursuant to this Subsection shall not exceed $6,250,000; and

                  B. on or after October 1, 1998, the Company may prepay the Debentures at any time as a whole, or from time to time in part (in multiples of $100,000), in each case at the principal amount so to be prepaid, together with interest accrued thereon to the date fixed for such prepayment, plus a prepayment charge equal to the applicable percentage of the principal amount so to be prepaid, determined as follows:

           If Prepaid During
           12 Months' Period                 Applicable
           Beginning October 1,              Percentage
           --------------------              ----------
                   1998                        3.33
                   1999                        2.50
                   2000                        1.67
                   2001                        0.83
                   2002                        None

Each prepayment made pursuant to this Section shall be allocated as provided in 7.4.

                7.3. Notice of Optional Prepayment. The Company shall give notice of its intent to prepay the Debentures pursuant to 7.2 by giving written notice thereof to each holder of the Debentures, which notice shall be given not less than 30 nor more than 60 days prior to the date fixed for such prepayment in such notice and shall specify the Subsection(s) of 7.2 pursuant to which such prepayment is to be effected, and the amount so to be prepaid, together with the prepayment charge (if any) to be paid thereon and the date fixed for such prepayment pursuant to 7.2. Upon the giving of notice of any prepayment as provided in this Section, the Company will prepay on the date therein fixed for prepayment the principal amount of the Debentures so to be prepaid as specified in such notice, together with interest accrued thereon to such date fixed for prepayment, plus the applicable prepayment charge (if any).

                7.4. Allocation of Prepayments. In the event of any prepayment of less than all of the outstanding Debentures, the Company will allocate the principal amount so to be prepaid (but only in units of $1,000) among the Debentures in proportion, as nearly as may be, to the respective unpaid principal amounts thereof.

               7.5. Surrender of Debentures:  Notation  Thereon.  Subject to the
                    provisions of 14, the Company may, as a condition of payment of all or any part of the principal of, prepayment charge, if any, and interest on, any Debenture, require the holder to present such Debenture for notation of such payment and, if such Debenture be paid in full, require the surrender thereof.

                7.6. Purchase of Debentures. The Company will not, and will not permit any Subsidiary to, acquire directly or indirectly by purchase or otherwise any of the outstanding Debentures except by way of payment or prepayment in accordance with the provisions of the Debentures and of this Agreement.

                  8. COVENANTS. The Company covenants and agrees that until any Debenture is issued, it will perform all the covenants in 8.1 through 8.3 and that so long as any Debenture shall be outstanding it shall perform all the covenants contained in 8.1 through 8.8, inclusive.

                8.1. To Keep Books. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account, all in accordance with GAAP.

               8.2. Payment  of  Taxes:  Corporate  Existence;   Maintenance  of
                    Properties; Compliance with Laws. The Company will, and will cause each of its Subsidiaries to,

                  A. pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed, or upon any part thereof, when due, as well as all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  B. do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, licenses, rights and franchises; provided, however, that nothing in this Subsection shall prevent (1) the abandonment or termination of the corporate existence, licenses, rights and franchises of any Subsidiary, or the abandonment or termination of any rights, licenses and franchises of the Company, if, in the opinion of the Board, any such abandonment or termination is in the best interests of the Company and not disadvantageous in any material respect to the holders of the Debentures, or (2) a transaction otherwise permitted by 8.7;

                  C. maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Subsection shall prevent the Company or any of its Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is, in the opinion of the Board, desirable in the conduct of its business and not disadvantageous in any material respect to the holders of the Debentures; and

                  D.  comply  in  all  material  respects  with  all  applicable statutes, regulations and Orders of, and all applicable restrictions imposed by, any Governmental Body, in respect of the conduct of its business and the ownership of its properties (including without limitation applicable statutes, regulations and Orders relating to equal employment opportunities and environmental standards or controls), except such as are being contested in good faith by appropriate proceedings.

                  8.3. Insurance. The Company will insure and keep insured, and will cause each of its Subsidiaries to insure and keep insured, with financially sound and reputable insurers, so much of their respective properties, and such insurance shall be in such amounts (and with such deductibles), as companies engaged in a similar business in accordance with good business practice customarily insure properties of a similar character against loss by fire or explosion and from other causes. In addition, the Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurers public liability insurance against claims for personal injury, death or property damage suffered by others upon or in or about any premises occupied by it or occurring as a result of its ownership, maintenance or operation of any gas distribution lines, automobiles, trucks or other vehicles, aircraft or other facilities or as a result of the use of products manufactured, constructed or sold by it or services rendered by it, and such other insurance, in such amounts (and with such deductibles) as is usually carried by companies engaged in a similar business and as is in accordance with good business practice. Notwithstanding the foregoing sentence, nothing in this Section shall prohibit the Company from maintaining a system of self-insurance, or causing or permitting any of its Subsidiaries to maintain a system of self-insurance, to the extent permitted by applicable law, against the risks referred to in said sentence, if and to the extent such risks are at the time customarily self-insured by companies engaged in a similar business in accordance with good business practice.

               8.4. Limitation  on Debt.  A. The Company  will not, and will not permit any Subsidiary to, create, assume or incur any Funded Debt other than

               (1) Funded Debt of a Subsidiary to the Company or another Subsidiary;

                  (2) subject to the last sentence of this Subsection A, and to the following Subsection B, additional unsecured Funded Debt of the Company if, on the date of the proposed incurrence thereof and after giving effect thereto and to the retirement of any Funded Debt being concurrently retired

               (a)  Consolidated   Funded   Debt   would  not   exceed   70%  of
                    Consolidated Capitalization,
                             and

                    (b) Consolidated Net Income Available for Fixed Charges would be less than 175% of Fixed Charges, determined in each case with respect to the period of twelve consecutive calendar months ended next preceding the date of determination and, in the case of said Fixed Charges, determined on a pro forma basis as if the Debt proposed to be incurred (but not any Debt retired with the proceeds thereof) had been outstanding at all times during such twelve-month period; and

               (3) Debt of the Company or a Subsidiary secured by a Lien permitted by any of 8.5A(7) through (12), inclusive.

For the purpose of determining compliance with the foregoing clause 2 of this Subsection A in connection with the proposed incurrence on any date (the "Incurrence Date") of additional unsecured Funded

Debt, if the Incurrence Date is on or after July 3 and on or before August 31 in any year and as of such date the Company has not previously maintained
Short-Term Debt in an amount equal to or less than 5% of Consolidated Capitalization for each of sixty (60) consecutive days during the period beginning on the preceding October 1 as required by the following Subsection C, then Funded Debt outstanding on the Incurrence Date shall be deemed to include all Excess Short-Term Debt outstanding on the Incurrence Date, and such outstanding Debt shall be deemed to bear interest at a rate per annum which is the weighted average of the rates respectively borne by each item of Short-Term Debt of the Company then outstanding.

                B. The Company will not create, assume or incur any Debt secured by the Indenture not outstanding on the date hereof, or refund, extend or renew any such outstanding Debt secured by the Indenture, or create, assume or incur any other Funded Debt evidenced by mortgage bonds or other securities purporting to be secured by a Lien on all or substantially all of the Company's properties or assets, including, without limitation, any such bonds or securities issued pursuant to a general and refunding or similar indenture, whether or not at the time constituting a Lien on such properties junior to that of the Indenture.

                C. The Company will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Short-Term Debt, except that the Company may create, assume or incur unsecured Short-Term Debt and maintain the same outstanding; provided, however, that such Short-Term Debt shall not, subject to the next proviso, for a period of 60 consecutive days (herein called a "Cleandown Period") during each period of twelve consecutive calendar months beginning on October 1 in each year (commencing with such period beginning October 1, 1988), exceed an amount equal to 5% of Consolidated Capitalization (any amount of Short-Term Debt outstanding on any date in excess of such amount being herein called "Excess Short-Term Debt"); and provided, further, that the requirements of the immediately preceding proviso shall be deemed satisfied if for each of any sixty (60) consecutive days during such twelve month period, the Company would be entitled to incur additional unsecured Funded Debt, in compliance with the tests in 8.4A(2)(a) and (b) but disregarding the last sentence of 8.4A, in an amount at least equal to the amount of Excess Short-Term Debt outstanding on such day, and bearing interest at a rate per annum which is the weighted average of the rates respectively borne by each item of Short-Term Debt of the Company then outstanding.

                8.5. Limitation on Liens. A. The Company will not, and will not permit any Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist any Lien in respect of any property of any character of the Company or such Subsidiary (whether held on the date hereof or hereafter acquired), excluding, however, from the operation of this Section,

                  (1)    the Lien of the Indenture;

               (2) Liens securing Debt of a Subsidiary to the Company or another Subsidiary;

                  (3) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof shall be permitted by the proviso to 8.2A;

                  (4) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                   (5) Liens not arising in connection with Debt that do not in the aggregate materially impair the use or value of the properties or assets of the Company or a Subsidiary in the conduct of its business;

                (6) Liens (including Capital Leases) securing Debt of the Company and its Subsidiaries outstanding on August 31, 1988 as specified in Exhibit C or otherwise securing Debt incurred after such date without violation of the closing condition in the fourth clause of 4.2;

                  (7) subject to the following Subsection B, Liens in respect of property of a corporation at the time such corporation becomes a Subsidiary, which Liens were not created in contemplation thereof and do not extend to any other property;

                (8) subject to the following Subsection B, Liens on property at the time the Company acquires such property, which Liens were not created in contemplation thereof and do not extend to any other property;

                  (9) subject to the following Subsection B, Liens on property of a corporation at the time such corporation merges into or consolidates with the Company, which Liens were not created in contemplation thereof and do not extend to any other property;

                (10) subject to the following Subsection B, Liens (including Capital Leases) securing Debt of the Company incurred to finance all or some of the purchase price or cost of construction of property (or to refinance construction Debt upon completion), provided

                         (1) the Lien  does not  extend  to any  other  property
                  (except that in the case of any construction the Lien related to the construction may extend to unimproved real property upon which the construction will occur), and

                         (2) the Debt  secured  by the Lien may not be  incurred
                  more than 90 days after the latest to occur of the acquisition, completion of construction or commencement of full operation of the property;

                (11) any Lien extending, renewing or replacing in whole or in part a Lien ("existing Lien") permitted by the foregoing Clause 6, 7, 8, 9 or 10, provided (i) the Lien is the first and only extension, renewal or replacement of the existing Lien, (ii) the Lien does not extend to any property not subject to the existing Lien and improvements thereto and (iii) the Debt secured by the Lien does not exceed the Debt secured at the time by the existing Lien; or

                (12) subject to the following Subsection B, Liens securing Debt of the Company and its Subsidiaries, the aggregate principal amount of which at any one time outstanding does not exceed 5% of Consolidated Capitalization at such time.

                B. The Company will not, and will not permit any  Subsidiary  to
(1) acquire any property (whether directly or through acquisition of a corporation which upon such acquisition becomes a Subsidiary or through merger into itself or consolidation with another corporation owning such property), if the property so acquired shall be subject to Liens securing Debt in an aggregate outstanding principal amount in excess of 75% of the total cost to the Company or such Subsidiary, as the case may be, of acquiring such property (whether directly or through acquisition of a Subsidiary, or by merger or consolidation, as aforesaid), or

(2) create, assume, incur or suffer to be created, assumed or incurred or to exist any Lien (otherwise permitted by Clause 7, 8, 9, 10 or 12 of the foregoing subsection A) unless immediately after giving effect thereto and to the application of the proceeds thereof and to the retirement of any Debt concurrently being retired, the Company shall be entitled to incur at least $1 of additional unsecured Funded Debt pursuant to 8.4A(2).

                C. For purposes of this Section, any Lien existing on property when acquired shall be deemed to have been created at that time; and any Lien existing on property of a corporation at the time such corporation merges into or consolidates with the Company or a Subsidiary, and any Debt secured by any such Lien, shall be deemed to have been created at that time.

                  D. Notwithstanding the foregoing provisions of this 8.5 (x) if all Debt and other amounts secured by the Indenture shall have been paid in full and the Indenture discharged in accordance with the terms thereof, and if the Company at any time thereafter shall elect to enter into a new mortgage bond indenture constituting a first Lien on all or substantially all of its properties and assets to secure Debt to be evidenced by bonds issued from time to time thereunder, or (y) the Company shall at any time elect to enter into a new mortgage bond indenture constituting a second Lien on all or substantially all the properties and assets subject to the Lien of the Indenture (any new mortgage bond indenture of the character specified in the foregoing clause (x) or (y) being herein called a "New Indenture"), the Lien of the New Indenture shall not be deemed to violate this 8.5 if all the following conditions are complied with:

                (1) at the time of execution and delivery of the New Indenture, the Company shall, by written notice to the holders of the outstanding Debentures, given not more than 90 nor less than 60 days in advance of the execution and delivery of the New Indenture, offer to such holders the opportunity to exchange their Debentures for a series of bonds to be issued pursuant to the New Indenture (such offer to include an undertaking by the Company to pay all expenses in connection with the exchange, including reasonable fees and disbursements of one special counsel for the holders effecting such exchange);

                (2) the bonds to be received by such holders upon such exchange shall bear interest (both before and after default) at the same respective rates as those borne by the Debentures and shall have terms as to redemption and final maturity the same as those then applicable to the Debentures;

                (3) such bonds shall be secured by and entitled to the benefits of the New Indenture equally and ratably with all other bonds issued and to be issued thereunder from time to time, and the holders thereof shall be entitled to vote ratably with all other holders of such bonds in accordance with the respective principal amounts thereof held by each (subject to the following subparagraph 4);

                (4) the New Indenture, or the indenture supplemental thereto creating such series of bonds, shall contain covenants and definitions, applicable to the Company and its Subsidiaries at least so long as said series of bonds shall be outstanding and which may be amended only by the holders of 66 2/3% in aggregate principal amount of the bonds of such series from time to time outstanding, substantially the same as the covenants appearing in this 8 and appurtenant definitions as in effect at the time of such exchange;

                (5) the New Indenture shall in all other respects also be satisfactory in form and substance to the holders of the Debentures in their reasonable discretion; and

                (6) each holder of any outstanding Debentures shall, pursuant to an exchange agreement in form and substance satisfactory to all holders of Debentures and containing appropriate conditions (including receipt of satisfactory legal opinions) to the obligation to do so, in fact exchange its Debentures for a like principal amount of bonds issued under the New Indenture.

               8.6. Restricted  Payments.  The  Company  will not,  directly  or indirectly, make any Restricted Payment unless, after giving effect to any such action,

                A. the aggregate amount of all Restricted Payments made during the period commencing on September 30, 1988 and ending on and including the date of such action (the "Computation Period") shall not exceed $15,000,000 plus 85% (or in the case of a net loss, minus 100%) of Consolidated Net Income for the Computation Period, plus the net proceeds to the Company of issuances during the Computation Period of common stock, preferred stock or (to the extent actually converted) Debt convertible into common stock, and

               B. no Default or Event of Default shall have occurred and be continuing.

                The Company will not permit any of its Subsidiaries to make any Restricted Payments, and will not declare any dividend payable more than 90 days after the date of declaration thereof.

               8.7. Consolidation;  Merger  or  Disposition  of  Assets.  A. The
                    Company will not, and will not permit any Subsidiary to, directly or indirectly, consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of its assets to, any person, except that

                  (1) a Subsidiary may permit any corporation to be merged into such Subsidiary or may consolidate with or merge into or sell, lease or otherwise dispose of its assets as an entirety or substantially as an entirety to the Company or to another Subsidiary or to a corporation which thereupon becomes a Subsidiary, provided that immediately after any such consolidation, merger or other disposition no Default or Event of Default shall have occurred and be continuing;

                (2) the Company may permit any corporation to be merged into the Company or may consolidate with or merge into or sell or otherwise (except by lease) dispose of its assets as an entirety or substantially as an entirety to any solvent corporation organized in the United States of America which expressly assumes in writing the due and punctual payment of the principal of, and interest and prepayment charges on, the Debentures and the due and punctual performance of the obligations of the Company hereunder and under the Debentures, provided that immediately after any such consolidation, merger or other disposition
        (a) no Default or Event of Default shall have occurred and be continuing and (b) the Company would be entitled to incur $1 of additional Funded Debt pursuant to 8.4A(2).

No such consolidation, merger or transfer shall have the effect of releasing Public Service Company of North Carolina, Incorporated (or any other corporation which at the time shall have assumed the obligations of the Company under this Agreement and the Debentures) from its obligations under this Agreement and the Debentures.

                B. The Company will not lease its assets as an entirety or substantially as an entirety to any person or persons (in one transaction or a series of related transactions).

                C. The Company will not cause, suffer or permit any subsidiary to sell, lease or otherwise dispose of any substantial portion of its assets (other than as permitted in the foregoing Subsection A), except that any Subsidiary may effect such a sale, lease or other disposition if and to the extent that the aggregate fair market value (as determined by the Board) of all assets so sold, leased or otherwise disposed of in any fiscal year of the Company and its Subsidiaries would not exceed 5% of Consolidated Capitalization as at the beginning of the fiscal year.

                8.8. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate
(other than the Company or a Subsidiary) on terms more favorable to the Affiliate than would have been obtainable in arm's length dealing, other than transactions that will not (individually or in the aggregate) materially affect adversely the business, operations or properties of the Company, or of the Company and its Subsidiaries taken as a whole.

                9.  DEFINITIONS.

                9.1. Certain Definitions. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

          "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person. For this purpose, "control" means the power, direct or indirect, of one person to direct or cause direction of the management and policies of another, whether by contract, through voting securities or otherwise.

          "Board" means the Board of Directors of the Company or a committee consisting of three or more directors of the Company having authority to exercise, when the Board of Directors is not in session, the powers of the Board of Directors (subject to any designated limitations) in the management of the business and affairs of the Company.

          "Bonds"  means  First   Mortgage   Bonds  of  any  series  issued  and
     outstanding under the Indenture

          "Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet; and "Capital Lease Obligation" means the amount of the liability which should be so capitalized or disclosed.

          "Cleandown Period" -- the meaning specified in 8. 4C.

          "Closing Date" -- the meaning specified in 1.2.

          "Commission Order" -- the meaning specified in 2.7.

          "Company" means the corporation that originally executed this Agreement as the seller of the Debentures until any corporation becomes a successor or transferee in a transaction permitted by 8.7A, and thereafter shall mean any such successor or transferee corporation.

                "Consolidated Capitalization" means the sum of
(A)     Consolidated Funded Debt, plus (B) Consolidated Tangible Net Worth.

                "Consolidated Funded Debt" and "Consolidated Short-Term Debt" mean, respectively, the Funded Debt and Short-Term Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                "Consolidated Net Income Available for Fixed Charges" means Consolidated Net Income plus all amounts deducted in the computation thereof on account of Fixed Charges and taxes.

          "Consolidated Net Income" means the consolidated net income of the Company and its Subsidiaries, determined in accordance with GAAP, excluding

                A.   the proceeds of any life insurance policy,

               B. any gain arising from (1) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gain exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (2) any write-up of assets, or (3) the acquisition of outstanding Debt securities of the Company or any Subsidiary,

               C. any amount representing any interest in the undistributed earnings of any other person (other than a consolidated Subsidiary),

               D. any earnings, prior to the date of acquisition, of any person acquired in any manner, and any earnings of any Subsidiary accrued prior to becoming a Subsidiary,

          E. any earnings of a successor to or transferee of the assets of the Company prior to becoming such successor or transferee,

          F. any deferred credit (or amortization of a deferred credit) arising from the acquisition of any person, and

          G. any portion of the net income of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or to another Subsidiary.

                "Consolidated  Tangible Net Worth" means the total stockholders'
equity in the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, less the aggregate net amount of (A) all shares of capital stock held in Treasury; (B) all licenses, patents, copyrights, trade names, trade marks, goodwill, experimental or organizational expense, unamortized debt discount and expense, and all other assets which under GAAP are deemed intangible, to the extent, if any, that they were included in consolidated assets or deducted from consolidated liabilities in computing stockholders' equity; (C) all deferred charges, excluding Deferred Gas Costs and
(D) all outstanding investments in exploration ventures or in Subsidiaries other than (i) investments in Subsidiaries in the business of gathering, transmission, distribution or storage of natural gas or the distribution of propane to the extent such investments are included in the Company's rate base or are recognized as allowable expenses of the

Company for rate making purposes pursuant to the rules and regulations of, or Orders issued by, the North Carolina Utilities Commission, any agency succeeding to its functions, or any other Governmental Body or court having jurisdiction over the Company rates charged to customers, and (ii) investments in exploration ventures or in Subsidiaries engaged in the types of businesses set forth in clause (i) above which are not subject to rate base treatment or recognized as allowable expenses by any Governmental Body for rate-making purposes; provided, however, that investments not deducted from Consolidated Tangible Net Worth pursuant to this clause (ii) shall be limited to an aggregate value of 10% of consolidated total assets of the Company and its Subsidiaries.

          "Debt" means any obligation for borrowed money (including, without limitation, bonded indebtedness), but in any event shall include (A) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (B) any obligation secured by any Lien in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation, (C) any Capital Lease Obligation, and (D) any Guarantee with respect to Debt (of the kind otherwise described in this definition) of any person.

                  "Default" means any default or other event which, with notice or the lapse of time or both, would constitute an Event of Default.

                  "Event of Default"   --   the meaning specified in 10.1.

                  "Excess Short-Term Debt" -- the meaning specified  in 8.4C.

                  "Fixed Charges" means the sum of all amounts which would, in accordance with GAAP, be deducted in computing net income on account of (1) interest on Debt, including imputed interest in respect of Capital Lease Obligations, and (2) amortization of debt discount and expense.

                  "Funded Debt" means all Debt which would, in accordance with GAAP, constitute long term debt, and in any event includes (A) any Debt with a maturity more than one year after the date of determination, (B) any Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period extending more than one year from the date of determination notwithstanding that any such Debt may be payable on demand or within one year after such date, (C) any Capital Lease Obligation and (D) any Guarantee with respect to Funded Debt of another person.

"GAAP" means generally accepted accounting principles as in effect in the United States at the time of application to the provisions hereof.

                       "Governmental Body" - - the meaning specified in 2.5

                "Guarantee" means any guarantee or other contingent liability, direct or indirect, with respect to any Debt of another person, through an agreement or otherwise, including, without limitation, (A) any endorsement (otherwise than for collection or deposit in the ordinary course of business) or discount with recourse or undertaking substantially equivalent to or having similar economic effect of a guarantee with respect to any such Debt, and (B) any agreement (1) to purchase, or to advance or supply funds for the payment or purchase of, any such Debt, (2) to purchase, sell or lease property, products, materials or supplies, or transportation or services, primarily for the purpose of enabling such other person to pay the Debt or to assure the owner thereof against loss regardless of the delivery or non-delivery of the property, products, materials or supplies or transportation or services, or (3) to make any loan, advance, capital contribution or other investment in such other person to assure a minimum equity, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other person. The amount of any Guarantee shall be equal to the outstanding principal amount of the Debt guaranteed.

                "Incurrence Date" -- the meaning specified in 8.4A.

                "Indenture" means that certain Indenture dated as of January 1, 1952, executed and delivered by the Company to The Marine Midland Trust Company of New York (to which Marine Midland Bank, N.A., is successor), as at any time amended or supplemented.


          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

                  "New Indenture" -- the meaning specified in 8.5D.

                           "Order"--  the meaning specified in 2.5.

          "Outstanding" with respect to the Debentures, shall mean all Debentures from time to time issued pursuant to this Agreement, or delivered in substitution or exchange for any such Debentures, or in subsequent substitutions or exchanges, as herein provided, but said term shall not for purposes of ss.10.1 or ss.13 include any Debenture owned by the Company or any Affiliate of the Company.

                "Person"   or  "person"   shall   include  an   individual,   a
corporation, an association, a partnership, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.

                  "Restricted Payment" means

          A. the declaration of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of the Company (other than one payable solely in its common stock), or

                 B. any payment or distribution on account of the purchase, redemption or other retirement of any shares of the Company, or of any warrant, option or other right to acquire such shares, or any other payment or distribution (other than pursuant to a dividend theretofore declared or liability theretofore incurred as specified in Subsection
        A), made in respect thereof, either directly or indirectly, except any payment on account of the principal of and prepayment charge, if any, on convertible Debt.

The amount of any Restricted Payment in property shall be deemed to be the greater of its fair market value (as determined by the Board) or its net book value.

                        "SEC" means the Securities and Exchange Commission or any Governmental Body succeeding to such of its authority as may from time to time be relevant to this Agreement and the transactions contemplated hereby.

                "SEC Reports" -- the meaning specified in 2.2.

                  "Short-Term Debt" means all Debt which would, in accordance with GAAP, constitute short term debt, and in any event includes all such Debt with a maturity one year or less after the date of determination (except any such Debt included in Funded Debt by reason of Clause (B) of the definition thereof in this Section).

          "Subsidiary" of any designated corporation means any corporation at least a majority of the Voting Stock of which is at the time owned by the designated corporation and/or one or more of its Subsidiaries. Except as otherwise expressly indicated herein, references to Subsidiaries shall mean Subsidiaries of the Company.

                "Voting Stock" means capital stock having voting power under ordinary circumstances to elect a majority of directors.

                "Weighted average term" of any Debt means at any time the number of years obtained by dividing the then remaining dollar-years of such Debt by the then outstanding principal amount of such Debt; and the "remaining dollar-years" of any Debt means at any time the amount obtained by (a) multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payment, including payment at final maturity, by the number of years (calculated to the nearest one-twelfth) which will elapse between the time in question and the making of that payment and (b) totaling all of the products obtained in (a).

                9.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all balance sheets and other financial statements shall be prepared in accordance with GAAP.

                  10.  EVENTS OF DEFAULT; REMEDIES.

                10.1. Events of Default Defined; Acceleration of Maturity If any of the following events ("Events of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise), that is to say:

          A. default shall be made in the due and punctual payment of all or any part of the principal of or prepayment charge, if any, on any Debenture when and as the same shall become due and payable (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise);

        B. default shall be made in the due and punctual payment of any interest on any Debenture when and as such interest shall become due and payable, and such default shall have continued for a period of five days;

          C. default shall be made in the performance or observance of any covenant, agreement or condition contained in 8.4 to 8.8, inclusive;

        D. default shall be made in the performance or observance of any other covenant, agreement or condition contained in this Agreement or any Debenture and such default shall have continued for a period of 30 days;

        E. the Company or any Subsidiary shall not pay any other Debt in an aggregate principal amount of at least $1,000,000 when due, or a condition shall exist permitting other Debt of the Company or a Subsidiary in an aggregate outstanding principal amount of at least $5,000,000 to become or be declared due prior to its stated maturity, except a condition in respect of a Guarantee of the Company or a Subsidiary if the Company or such Subsidiary shall duly perform its obligations in respect of such Guarantee;

        F. the Company or any Subsidiary shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) be generally unable to pay its debts as such debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(6) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code, (7) take any action under the laws of any jurisdiction analogous to any of the foregoing, or (8) take any corporate action for the purpose of effecting any of the foregoing;

        G. a proceeding or case shall be commenced, without the application or consent of the Company or any Subsidiary in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution winding up, or composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (3) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under such Bankruptcy Code against the Company or any Subsidiary; or action under the laws of any jurisdiction analogous to any of the foregoing shall be taken with respect to the Company or any Subsidiary and shall continue unstayed and in effect for any period of 60 consecutive days;

                  H. any representation or warranty made by the Company in this Agreement or in any certificate or other instrument delivered hereunder or pursuant hereto or in connection with any provision hereof shall prove to be false or incorrect in any material adverse respect on the date as of which made or shall be breached; or

                  I. final judgment or judgments for the payment of money aggregating at least $100,000 shall be rendered against the Company or a Subsidiary and the same shall remain undiscouraged for a period of 30 days during which execution shall not be effectively stayed;

then (i) upon the occurrence of any Event of Default described in Subsection F or G with respect to the Company, the unpaid principal amount of all Debentures, together with the interest accrued thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, or (ii) upon the occurrence of any other Event of Default, the holder or holders of at least 25% of the unpaid principal amount of the Debentures at the time outstanding may, by written notice to the Company, declare the unpaid principal amount of all Debentures to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon provided that, during the existence of an Event of Default described in Subsection A or B with respect to any Debenture, the holder of such Debenture may, by written notice to the Company, declare such Debenture to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon. If the holder of any Debenture shall exercise the option specified in the proviso to the preceding sentence, the Company will forthwith give written notice thereof to the holders of all other outstanding Debentures and each such holder may (whether or not such notice is given or received), by written notice to the Company, declare the principal of all Debentures held by it to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon.

                  The provisions of this Section are subject, however, to the condition that if, at any time after any Debenture shall have so become due and payable, the Company shall pay all arrears of interest on the Debentures and all payments on account of the principal of and prepayment charge, if any, on the Debentures which shall have become due otherwise than by acceleration (with interest on such principal and prepayment charge and, to the extent permitted by law, on overdue payments of interest, at the stated interest rate thereon in the Debentures to the date of such payment) and all Events of Default (other than nonpayment of principal of and accrued interest on Debentures due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to ss.13, then, and in every such case, the holder or holders of at least 66 2/3% in unpaid principal amount of the Debentures at the time outstanding, by written notice to the Company, may rescind and annul any such acceleration and its consequences; but no such action shall affect any subsequent Default or Event of Default or impair any right consequent thereon.

                10.2. Suits for Enforcement. If any Event of Default shall have occurred and be continuing, the holder of any Debenture may proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or the holder of any Debenture may proceed to enforce the payment of all sums due upon such Debenture or to enforce any other legal or equitable right of the holder of such Debenture.

                The Company covenants that, if it shall default in the making of any payment due under any Debenture or in the performance or observance of any agreement contained in this Agreement, it will pay to the holder thereof such further amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing such holder's rights, including counsel fees.

10.3. Remedies Cumulative. No remedy herein conferred upon you or any other holder of any Debenture is intended to be exclusive of any other remedy and each and every such remedy shall. be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                10.4. Remedies Not Waived. No course of dealing between the Company and you or any other holder of any Debenture and no delay or failure in exercising any rights hereunder or under any Debenture in respect thereof shall operate as a waiver of any of your rights or the rights of any holder of such Debenture.

                11. REGISTRATION, TRANSFER AND EXCHANGE OF DEBENTURES. The Company will keep at its principal executive office a register in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), it will provide for the registration and transfer of the Debentures.

                The holder of any Debenture may, at such holder's option, surrender the same for transfer or exchange at said office, or at the place of payment named in such Debenture, accompanied in the case of a transfer by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the holder thereof or by such holder's attorney duly authorized in writing. In case any holder shall so request transfer or exchange of any Debenture, the Company at its expense will deliver in exchange therefor one or more new Debentures, as requested by such holder, in the same aggregate unpaid principal amount as the unpaid principal amount of the Debenture so surrendered, each dated the later of the date of, or the date to which interest has been paid on, the Debenture so surrendered.

                  The Company and any agent of the Company may treat the person in whose name any Debenture is registered as the owner of such Debenture for the purpose of receiving payment of the principal of and interest on such Debenture and for all other purposes whatsoever, whether or not such Debenture be overdue.

                12. LOST, ETC., DEBENTURES. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Debenture (the affidavit of your Treasurer or Assistant Treasurer, or other responsible official, or that of a like officer or official of any institutional holder which is your Affiliate, setting forth the circumstances with respect to such loss, theft, destruction or mutilation to be accepted as satisfactory evidence thereof), and (in case of loss, theft or destruction) a letter of indemnity satisfactory to it, or (in the case of mutilation) upon surrender and cancellation of such Debenture, the Company will make and deliver in lieu of such Debenture a new Debenture in the same form and unpaid principal amount, dated the later of the date of, or the date to which interest has been paid on, the Debenture in lieu of which such new Debenture is made and delivered. In the case of you or any other institutional holder of any of the Debentures, your or such holder's own unsecured agreement of indemnity shall be deemed satisfactory to the Company.

                  13. AMENDMENT AND WAIVER. A. Any term, covenant, agreement or condition of this Agreement or of the Debentures may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the holder or holders of at least 66 2/3% in aggregate unpaid principal amount of the Debentures at the time outstanding; provided, however, that

                (1) no such amendment or waiver shall (a) change the rate or extend the time of payment of interest on any of the Debentures or modify any of the provisions of this Agreement or of the Debentures with respect to the payment or prepayment of principal thereof or the purchase thereof, (b) reduce the percentage of holders of Debentures required to approve any such amendment or effectuate any such waiver, or
        (c) amend this Section, without the consent of the holders of all the Debentures then outstanding; and

                (2) no such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.

                B. Any amendment or waiver pursuant to Subsection A of this Section shall apply equally to all the holders of the Debentures and shall be binding upon them, upon each future holder of any Debenture and upon the Company. No notation need be made on the Debentures at the time outstanding in respect of any such amendment or waiver, but any Debenture executed and delivered thereafter may, at the option of the Company, bear a notation referring to any such amendment or waiver then in effect.

                14. HOME OFFICE PAYMENT. Notwithstanding anything to the contrary in this Agreement or the Debentures, the Company will pay or cause to be paid to you at your address and in the manner set forth in Schedule I, or at such other address or in such other manner as you may designate to the Company in writing, all amounts payable in respect of the principal of or prepayment charge or interest on any Debenture held by you without presentation or surrender of such Debenture. Promptly after payment of any Debenture in full you agree, upon the written request of the Company, to surrender such Debenture at its office address set forth at the head of this Agreement, or to the Company or its agent at the place of payment designated therein. You agree that before selling, transferring or otherwise disposing of any Debenture, you will cause to be marked thereon the date to which interest thereon has been paid. The Company agrees that the provisions of this Section shall inure to the benefit of any other institutional holder of any Debenture that shall have agreed to comply with the requirements of this Section.

                15. LIABILITIES OF THE PURCHASER. Neither this Agreement nor any acquisition or disposition of any of the Debentures shall be deemed to create any liability or obligation of you or any other holder of any Debenture to enforce any provision hereof or of any of the Debentures for the benefit or on behalf of any other person who may be the holder of any Debenture.

                16. TAXES. The Company will pay all taxes (including interest and penalties, but not including income taxes) which may be payable in respect of the execution and delivery of this Agreement or of the execution and delivery (but not the transfer) of any of the Debentures or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Debentures, and will save you and all subsequent holders of the Debentures harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax. The obligations of the Company under this Section shall survive the payment of the Debentures.

                17.  MISCELLANEOUS.

                17.1.  Expenses.   The  Company  agrees,   whether  or  not  the
transactions hereby contemplated shall be consummated, to pay all reasonable expenses incident to such transactions (including all document production and other expenses, the fees and disbursements of your special counsel and your
North Carolina special counsel for their services with relation to such transactions and all expenses in connection with the shipping to and from your office or the office of your nominee of the Debentures upon original issuance thereof and upon any exchange or substitution pursuant to the provisions of the Debentures or this Agreement), and to reimburse you for any out-of-pocket expenses in connection therewith. The Company also agrees to pay all expenses incurred by you (including without limitation counsel fees) in connection with any amendment or requested amendment of, or waiver or consent or requested waiver or consent under or with respect to, this Agreement or any of the Debentures, whether or not the same shall become effective. The Company also agrees that it will pay, and will save you and all subsequent holders of the Debentures harmless against, any loss or liability resulting from the nonpayment or delay in payment of any placement fees and other obligations to pay any agent or broker in connection with the transactions hereby contemplated. The obligations of the Company under this Section shall survive the payment of the Debentures.

                17.2. Reliance on and Survival of Representations. All agreements, representations and warranties of the Company herein and in any certificates or other instruments delivered pursuant to this Agreement shall (A) be deemed to be material and to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf, and (B) survive the execution and delivery of this Agreement and your purchase of Debentures, and shall continue in effect so long as any Debenture is outstanding and thereafter as provided in 16 and 17.1. Your representations and warranties in 3 shall survive your purchase of Debentures.

                17.3. Successors and Assigns; Rights of Certain Institutional Holders of the Debentures. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its permitted successors and assigns hereunder, you and your successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each person who shall from time to time be a holder of any of the Debentures delivered hereunder; provided, however, that the benefits of 5, 6 and 14, and the last sentence of 12, shall be specifically limited as provided therein.

                17.4. Communications. All communications and notices provided for herein shall be delivered, or mailed by registered mail, postage prepaid, and addressed as follows:

          A. if delivered to the Company, at the address set forth at the head of this Agreement;

          B. if to you, to the appropriate address set forth in Schedule I; and

          C. if to any other Person who is the registered holder of an outstanding Debenture, to the address for the purposes of such holder as it appears on the register of the Company maintained pursuant to 11.

                The address for any purpose hereof of the Company may be changed at any time and from time to time and shall be the most recent such address furnished in writing by the Company to you and to each other Person who is the registered holder of any outstanding Debenture. The address for any purpose hereof of you, or any other Person who is the holder of any outstanding Debenture may be changed at any time and from time to time and shall be the most recent such address furnished in writing by you or by such other Person, as the case may be, to the Company.

                  Any notice or other communication herein provided to be given to the holders of all outstanding Debentures shall be deemed to have been duly given if delivered as aforesaid (or, if mailed as aforesaid, upon the earlier of actual receipt thereof and four days after so mailed) to each of the holders of Debentures at the time outstanding at the address for such purpose of such holder as it appears on the register of the Company maintained pursuant to 11.

                  17.5. Governing Law. This Agreement and the Debentures and (unless otherwise provided) all amendments, supplements, waivers and consents relating hereto or thereto shall be governed by and construed in accordance with the laws of the State of North Carolina.

                  17.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  17.7. No Oral Change. This Agreement may not be changed, modified, terminated or discharged, or any provision hereof waived, orally, but only by an agreement in writing and signed by the party against whom enforcement of any change, modification, termination, discharge or waiver is sought.

                  If you are in agreement with the foregoing, please sign the form of acceptance in the space below provided and return the same to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

              Very truly yours,

              PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED


              By: CHARLES E. ZEIGLER, JR.
                  Executive Vice President-Chief Operating Officer and Treasurer

The foregoing Agreement is hereby accepted as of the date first above written.

     [The forms of signature by each of the Purchasers, as they appear in the respective Debenture Purchase Agreements, are set forth below.]

JEFFERSON-PILOT LIFE INSURANCE COMPANY

By:      JOHN C. INGRAM
        Vice President


THE COLUMBUS MUTUAL LIFE INSURANCE COMPANY


By:    WALTER F. THIEMAN
        Second Vice President-Investments

DURHAM LIFE INSURANCE COMPANY


By:    JOEL A. MILLIKAN
        Senior Vice President


SOUTHLAND LIFE INSURANCE COMPANY


By:    WAYNE A. ROSS
         Senior Vice President and Treasurer

By:    MAX R. RUCKER
         Vice President and Controller

FIRST COLONY LIFE INSURANCE COMPANY

By:    J. ALDEN BUTLER
         Senior Vice President


THE FRANKLIN LIFE INSURANCE COMPANY


By:    WILLIAM D. WARD
         Vice President


By:    ELIZABETH E. ARTHUR
         Assistant Secretary

SHENANDOAH LIFE INSURANCE COMPANY


By:    F. A. STONE
         Senior Vice President-Investments

                                            SCHEDULE    I

        This Schedule I shows the respective principal amounts of the Senior Debentures of the respective amounts to be delivered to the purchasers under the foregoing Senior Debenture Note Agreement and other agreements referred to in
Section 2.18 thereof.


Purchaser                                             Commitment

JEFFERSON-PILOT LIFE INSURANCE                       $10,000,000
    COMPANY

THE COLUMBUS MUTUAL                                  $  3,000,000
    LIFE INSURANCE COMPANY

DURHAM LIFE INSURANCE                                $  2,000,000
    COMPANY

FIRST COLONY LIFE INSURANCE                          $  2,000,000
    COMPANY

THE FRANKLIN LIFE                                    $  5,000,000
    INSURANCE COMPANY

SOUTHLAND LIFE INSURANCE                             $  2,000,000
    COMPANY

SHENANDOAH LIFE INSURANCE                            $  1,000,000
    COMPANY

TOTAL                                                $25,000,000

                                  SCHEDULE I-A



JEFFERSON-PILOT LIFE INSURANCE COMPANY

        (1) All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to NCNB National Bank of North Carolina, Charlotte, North Carolina (Greensboro Office), A/C Jefferson-Pilot Life Insurance Company Account
                No. 020-000-014, Attention: C.C. Pearman, Securities Service Division, with sufficient information to identify the source and application of the funds

        (2)         Address for all other communications:

                              Jefferson-Pilot Life
                                Insurance Company
                                P.O. Box 21008
                              101 North Elm Street
                        Greensboro, North Carolina 27420

THE COLUMBUS MUTUAL LIFE INSURANCE COMPANY

        (1) All payments on account of the Notes shall be made by wire transfer of immediately available funds to BancOhio National Bank Trust, 155 East Broad Street, Columbus, Ohio 43251, Account No. 893-0000-23, Attention: Corporate Trust Administrator, with sufficient information to identify the source and application of the funds and confirmation of the payment to the address below

        (2)     Address for all other communications:

                         P.O. Box 900
                          303 East Broad Street
                          Columbus, Ohio  43216
                         Attention:  Investment Division

DURHAM LIFE INSURANCE COMPANY

          (1) All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to Wachovia Bank & Trust Co., Winston-Salem, North Carolina, WACHWINSTON/TRUST, ABA No. 053100494, Reference No. 08-90509-00, Attn: Beth Plott, Trust Operations, with sufficient information to identify the source and application of funds

          (2) Address for all other communications:

                          Durham Life Insurance Company
                          P.O. Box 27807
                          Raleigh, North Carolina  27611-7807
                         Attention:    Joel A. Millikan

FIRST COLONY LIFE INSURANCE COMPANY

          (1) All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to Crestar/Richmond, ABA #05-10-0002-0, for credit to First Colony Life Insurance Company, A/C #10765400, Attention: Barbara Crossman, with sufficient information to identify the source and application of the funds


          (2) Address for all other communications:

                           First Colony Life Insurance Company
                           700 Main Street
                           Lynchburg, Virginia  24504
                            Attention:  Mr. J. Alden Butler

THE FRANKLIN LIFE INSURANCE COMPANY

        (1) All payments on account of the Notes shall be made by bank wire transfer of immediately available funds (identifying each payment as to issuer, security and principal or interest) to its Account No. 022-05-988 at Morgan Guaranty Trust Company of New York, 23 Wall Street, New York, New York 10015, Attention: Money Transfer Department, for credit to The Franklin Life Insurance Company, with sufficient information to identify the source and application of the funds

        (2)
                Address for all other communications:

                               The Franklin Life Insurance
                             Company
                          Franklin Square
                          Springfield, Illinois  62713
                           Attention:  Investment Division

SOUTHLAND LIFE INSURANCE COMPANY

        (1) All payments on account of the Notes shall be made by wire transfer of immediately available funds to its Account No. 480-289-6 at First Republic Bank of Dallas, Pacific and Ervay, Dallas, Texas 75201 for credit to Southland Life Insurance Company, with sufficient information to identify the source and application of the funds

        (2)     Address for all other communications:

                          Southland Life Insurance
                              Company
                          c/o A.C. Flint
                          P.O. Box 2220
                          Dallas, Texas  75221

SHENANDOAH LIFE INSURANCE COMPANY

        (1) All payments on account of the Notes shall be made by wire transfer of immediately available funds to its Account No. 00-583-972 (ABA No. 0514 00 549) at Dominion Bank, N.A., 201
                South Jefferson Street, Roanoke, Virginia 24040, Re: Pub Svc NC 10% Sr Nts, with sufficient information to identify the source and application of the funds and instructions to give immediate advice of payment to Shenandoah Life Insurance Company

        (2)
                  Address for all other communications:

                          P.O. Box 12847
                                     Roanoke, Virginia  24029
                                     Attention:  Securities Division

        (3)     Street Address:

                          2301 Brambleton Avenue
                          Roanoke, Virginia 24015

                                                     EXHIBIT A




                         PUBLICSERVICE COMPANY OF NORTH
                          CAROLINA, INCORPORATED 10.00%
                      Senior Debenture due October 1, 2003
No. R-                                                 New York, New York
$                                                                     19

                PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a North Carolina corporation (the "Company"), for value received, hereby promises to pay to or registered assigns, on October 1, 2003, the principal sum of Dollars (or so much thereof as shall not have been prepaid), and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal hereof from the date hereof at the rate of 10.00% per annum, semiannually on April 1 and October 1 in each year, commencing on April 1, 1989, until said principal sum shall have become due and payable, and to pay interest (so computed) on any overdue principal and prepayment charge, if any, and (to the extent permitted by applicable law) on any overdue interest, from the due date thereof, until the obligation of the Company with respect to the payment thereof shall be discharged, at the rate of 12.00% per annum. Payments of principal, prepayment charge, if any, and interest shall be made in lawful money of the United States of America upon presentation hereof at the principal office of First Union National Bank, Charlotte, North Carolina

                This Debenture is one of the debentures of the Company issued pursuant to Debenture Purchase Agreements dated as of September 15, 1988 entered into by the Company and the respective purchasers listed on Schedule I to said Debenture Purchase Agreements, and the holder of this Debenture is entitled to enforce the provisions and enjoy the benefits thereof.

                The Company is required by said Debenture Purchase Agreements to make mandatory prepayments on this Debenture on October 1, 1994 and on each October 1 thereafter to and including October 1, 2002. The Company may at its election prepay this Debenture in whole or in part on or after October 1, 1998, and the maturity hereof may be accelerated following an Event of Default, all as provided in said Debenture Purchase Agreements, to which reference is made for the terms and conditions of such rights as to prepayment or acceleration.

                Transfer of this Debenture is registrable on the debenture register of the Company upon presentation of this Debenture for registration of transfer at said office of First Union National Bank, accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures for the same aggregate unpaid principal amount will be issued to the designated transferee or transferees. As provided in said Debenture Purchase Agreements, Debentures are exchangeable for a like aggregate unpaid principal amount of Debentures of a different denomination, as requested by the holder surrendering the same.

                  The Company and any agent of the Company may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment of the principal of and prepayment charge, if any, and interest hereon as herein and in said Debenture Purchase Agreements provided and for all other purposes, whether or not this Debenture be overdue.

                     PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED


                         By: ____________________________
                         Title:

                                                          EXHIBIT B


     All of the Subsidiaries of Public Service Company of North Carolina, Incorporated

(1) PSNC Natural Resources Corporation, a North Carolina corporation. All of the outstanding stock of PSNC Natural Resources Corporation is owned by Public Service Company of North Carolina, Incorporated.

(2) Tar Heel Energy Corporation, a North Carolina corporation. All of the outstanding stock of Tar Heel Energy Corporation is owned by PSNC Natural Resources Corporation.

(3) PSNC Production Corporation, a North Carolina corporation. All of the outstanding stock of PSNC Production Corporation is owned by PSNC Natural Resources Corporation.

(4) PSNC Exploration Corporation, a North Carolina corporation. All of the outstanding stock of PSNC Exploration Corporation is owned by PSNC Natural Resources Corporation.

(5) PSNC Propane Corporation, a North Carolina corporation. PSNC Propane Corporation is qualified to do business as a foreign corporation in South Carolina. All of the outstanding stock of PSNC Propane Corporation is owned by PSNC Natural Resources Corporation.

                                                            EXHIBIT C
                                                            Page 1 of 2 Pages

                   LIST OF ALL OUTSTANDING DEBT OF THE COMPANY
                              AND ITS SUBSIDIARIES

                              Principal Amount
   Description of               Outstanding
Debt of the Company          at August 31, 1988        Description of Security
-------------------------------------------------------------------------------

First Mortgage Bonds:
4 7/8%    Series due 1989            $  800,000       General Assets of Company
4 7/8%    Series E, due 1990          2,213,000       General Assets of Company
6% Series F, due 1992                 3,694,000       General As sets of Company
7 3/8%    Series G, due 1993          4,276,000       General Assets of Company
9 7/8%    Series H, due 1995          4,884,000       General Assets of Company
8% Series I, due 1998                 5,360,000       General Assets of Company
9% Series J, due 1992                 3,070,000       General Assets of Company
12.26%    Series L, due 1998         18,000,000       General Assets of Company

Senior Debentures:
8.65% due 2002                       25,000,000                   Unsecured

Interim Bank Loans:
 Note dated August 23, 1988 payable to
  First Community Bank                  500,000                   Unsecured

  Note dated August 12, 1988 payable to
  Southern National Bank              1,500,000                   Unsecured

  Note dated August 23, 1988 payable to
 Wachovia Bank & Trust Company, N.A.  3,000,000                   Unsecured

Note dated August 23, 1988 payable to
  The Bank of New York                2,500,000                   Unsecured

  Note dated August 23, 1988 payable to
  North Carolina National Bank        2,500,000                   Unsecured

    Note dated August 12, 1988 payable to
    First Union National Bank         2,500,000                   Unsecured

    Note dated August 23, 1988 payable to
    First Union National Bank         2,500,000                   Unsecured

    Note dated August 29, 1988 payable to
    First Union National Bank         3,000,000                   Unsecured

    Note dated August 31, 1988 payable to
    First Union National Bank         1,000,000                   Unsecured

                                                              EXHIBIT C
                                                              Page 2 of 2 Pages
                                                 Principal
                                                  Amount
                                                Outstanding
Description of                                  at August 31, 1988     Debt of Subsidiaries*
PSNC Natural Resources Corporation,
   advances from and note payable to
   Tar Heel Energy Corporation                 $14,935,670         Assets in exploration and
                                                                    development programs in
                                                                    which ratepayer funding
                                                                       was involved

Tar Heel Energy Corporation, advances
    from the Company                             17,860,289                Unsecured

PSNC Exploration Corporation, advances from
     PSNC Natural Resources Corporation           2,523,237                   Unsecured

PSNC Production Corporation,
    note payable, net of advances,
    to PSNC Natural Resources Corporation        (1,764,484)         Assets in exploration and
                                                                     development programs in
                                                                     which ratepayer funding
                                                                     was involved


PSNC Propane Corporation, advances from
    PSNC Natural Resources Corporation            2,375,377                   Unsecured

PSNC Propane Corporation Notes Payable:
Note dated May 1, 1985 payable
to J. L. Rogers and Sons Oil
Company, Inc                                        143,798                   Unsecured

    Note dated September 26, 1985 payable
    to Bullock Oil Company                          191,293                   Unsecured

   Note dated December 16, 1986 payable
    to J. L. Rogers and family                       82,600                   Unsecured


     * All debt of subsidiaries, excluding notes payable, is offset by corresponding receivables held among such subsidiaries and the Company.